SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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MGC Diagnostics Corporation

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MGC DIAGNOSTICS CORPORATION
350 Oak Grove Parkway
Saint Paul, Minnesota 55127-8599
651-484-4874

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 22, 2017

Notice is hereby given that the 2017 Annual Meeting of Shareholders of MGC Diagnostics Corporation (“MGC” or the “Company”) will be held at MGC’s offices located at 350 Oak Grove Parkway, Saint Paul, Minnesota 55127, on Wednesday, March 22, 2017, beginning at 3:30 P.M. CDT, for the following purposes:

1.	To elect six directors to hold office until the next annual meeting of shareholders or until their respective successors have been elected and qualified;

2.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for MGC for the fiscal year ending October 31, 2017;

3.	To approve the Company’s executive compensation; and

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

The Board of Directors has fixed the close of business on January 27, 2017 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

Since a majority of the outstanding shares of the Company’s common stock must be represented either in person or by proxy to constitute a quorum for the conduct of business, please complete and submit your proxy.

By Order of the Board of Directors,

Mark W. Sheffert
Chairman of the Board of Directors

Saint Paul, Minnesota
February 6, 2017

MGC DIAGNOSTICS CORPORATION
350 Oak Grove Parkway
Saint Paul, Minnesota 55127-8599

PROXY STATEMENT

The Board of Directors of MGC Diagnostics Corporation is soliciting proxies to be used at the Annual Meeting of Shareholders to be held on March 22, 2017, and at any adjournment and reconvening of the meeting. We first made this Proxy Statement and the Annual Report for the fiscal year ended October 31, 2016 available to our shareholders on or about February 9, 2017.

QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the three matters disclosed in the Notice of Annual Meeting of Shareholders that accompanies this Proxy Statement. These are:

●	the election of six directors;

●	ratification of the appointment of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as our independent registered public accounting firm for the fiscal year ending October 31, 2017; and

●	approval of our executive compensation pursuant to a non-binding shareholder advisory vote.

We will also consider any other business that may properly be presented at the meeting, and management will report on MGC’s performance during the last fiscal year and respond to questions from shareholders.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

●	“FOR” each of the nominees for director;

●	“FOR” the ratification of the appointment of Baker Tilly; and

●	“FOR” the advisory vote approving executive compensation.

Who is entitled to vote at the meeting?

If you were a shareholder of record at the close of business on January 27, 2017, you are entitled to vote at the meeting. As of the record date, there were 4,387,643 shares of common stock outstanding and eligible to vote.

What is the difference between a shareholder of record and a street name holder?

If your shares are registered directly in your name, you are considered the “shareholder of record” with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares, and your shares are held in street name. If you are a “street name holder” you will receive voting instructions from your nominee. Please follow those instructions to ensure your shares are voted at the meeting.

What are the voting rights of the shareholders?

Holders of common stock are entitled to one vote per share. Therefore, a total of 4,387,643 votes are entitled to be cast at the meeting. There is no cumulative voting for the election of directors.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the voting of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted as present at the meeting if the shareholder is present and votes in person at the meeting or the shareholder has properly submitted a proxy by mail, telephone or Internet.

How do I vote my shares?

If you are a shareholder of record, you may give a proxy to be voted at the meeting either:

●	electronically, by following the instructions provided in the Notice of Internet Availability of Proxy Materials or proxy card; or

●	if you received printed proxy materials, you may also vote by mail or telephone as instructed on the proxy card.

If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or, if you received printed proxy materials, you may also vote by mail or telephone by following the instructions provided in the voting instruction card provided to you by your broker, bank, trustee or other nominee. The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. You may also vote in person at the meeting as described in “May I vote my shares in person at the meeting?” below.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card?

It means you hold shares of MGC stock in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card or, if you vote by telephone or via the Internet, vote once for each proxy card, voting instruction card or Notice of Internet Availability of Proxy Materials you receive.

May I vote my shares in person at the meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, however, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide to not attend the meeting. If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank, trustee or other nominee giving you the right to vote these shares at the meeting.

What vote is required for the proposals to be approved?

●	Election of Directors. The six director nominees receiving the most votes for election will be elected directors.

●	Ratification of the Appointment of Baker Tilly as our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock represented and entitled to vote on the proposal, if those shares represent more than 25% of the shares outstanding on the record date, is sufficient to approve the ratification of Baker Tilly.

●	Shareholder Advisory Vote Approving Executive Compensation. An affirmative vote of a majority of the shares of common stock represented and entitled to vote on the proposal, if those shares represent more than 25% of the shares outstanding on the record date.

How are votes counted?

Shareholders may either vote FOR or WITHHOLD authority to vote for each nominee for the Board of Directors. Shareholders may vote FOR, AGAINST or ABSTAIN on the ratification of the appointment of Baker Tilly and the advisory vote approving executive compensation.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum. If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you WITHHOLD authority to vote for one or more of the nominees for director, this will have no effect on the election of any director from whom votes are withheld.

If you hold your shares in street name and do not provide voting instructions to your broker or nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be present at the meeting for the purpose of determining a quorum, but are not considered entitled to vote on the proposal in question. Your broker or nominee has discretionary authority to vote your shares on the ratification of Baker Tilly as our independent registered public accounting firm even if your broker or nominee does not receive voting instructions from you. Your broker or nominee may not vote your shares on the election of directors or the approval of executive compensation without instructions from you.

May I change my vote?

Yes. If you are a shareholder of record, you may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

●	by sending a written notice of revocation to our Corporate Secretary;

●	by submitting another properly signed proxy card at a later date to our Corporate Secretary;

●	by submitting another proxy by telephone or via the Internet at a later date; or

●	by voting in person at the meeting.

If you are a street name holder, please consult your broker, bank, trustee or other nominee for instructions on how to change your vote.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries) for these services.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of paper copies?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials to our shareholders by providing access to these documents on the Internet instead of mailing printed copies. In general, you will not receive printed copies of the materials unless you request them. Instead, we mailed you the Notice of Internet Availability of Proxy Materials (unless you have previously consented to electronic delivery or already requested to receive paper copies), which instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice of Internet Availability of Proxy Materials explains how to submit your proxy over the Internet. If you would like to receive a paper copy or e-mail copy of the proxy materials, please follow the instructions provided in the Notice of Internet Availability of Proxy Materials.

What is the deadline to nominate individuals for election as directors at the 2018 Annual Meeting of Shareholders?

Director Nominations for Inclusion in MGC’s Proxy Materials (Proxy Access). Our Bylaws permit a shareholder (or group of shareholders) owning continuously for at least three years shares of MGC stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in MGC’s Proxy Statement director nominees constituting up to 20% of MGC’s Board if the shareholder(s) and nominee(s) satisfy the requirements in MGC’s Bylaws. Notice of proxy access director nominees must be received no earlier than October 24, 2017, and no later than November 23, 2017.

Director Nominations to Be Brought Before the 2018 Annual Meeting of Shareholders. Director nominations that a shareholder intends to present at the 2018 Annual Meeting of Shareholders, but does not intend to have included in MGC’s Proxy Statement, must be received no earlier than November 23, 2017, and no later than December 22, 2017. The notice must be submitted by a shareholder and must set forth the information required by the MGC Bylaws.

What is the deadline to propose matters for consideration at the 2018 Annual Meeting of Shareholders?

Proposals to Be Considered for Inclusion in MGC’s Proxy Materials. A proposal that a shareholder intends to present at the 2018 Annual Meeting of Shareholders and wishes to be considered for inclusion in MGC’s proxy materials must be received no later than October 12, 2017. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Other Proposals to Be Brought Before the 2018 Annual Meeting of Shareholders. Notice of any proposal that a shareholder intends to present at the 2018 Annual Meeting of Shareholders, but does not intend to have included in MGC’s proxy materials, must be received no earlier than November 23, 2017, and no later than December 23, 2017. The notice must be submitted by a shareholder and must set forth the information required by MGC’s Bylaws.

Where should I send proposals and director nominations for the 2018 annual meeting of shareholders?

Shareholder proposals and director nominations must be delivered to MGC’s Secretary by mail at MGC Diagnostics Corporation, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127-8599 and must be received by MGC’s Secretary by the dates set forth above.

How can a shareholder get a copy of the Company’s 2016 Report on Form 10-K?

Our 2016 Annual Report, including our Annual Report on Form 10-K for the year ended October 31, 2016, is available electronically with this Proxy Statement. The 2016 Annual Report, including our Form 10-K, is also available in the Investor Relations page of our website, www.mgcdiagnostics.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to the Corporate Secretary, MGC Diagnostics Corporation, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127-8599.

What if I do not specify a choice for a matter when returning a proxy?

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your shares

●	FOR the election of each nominee to the Board of Directors set forth in proposal 1;

●	FOR the ratification of Baker Tilly as our independent registered public accounting firm set forth in proposal 2; and

●	FOR the advisory vote approving executive compensation set forth in proposal 3.

If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

Security Ownership of Certain Beneficial Owners and
Management and Related Stockholder Matters.

Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of the common stock as of January 27, 2017 by (i) each person known by the Company to own of record or beneficially 5% or more of the Company’s common stock; (ii) each Named Executive Officer, director and nominee; and (iii) all directors, nominees and current executive officers of the Company as a group. Shares covered by stock option agreements are included in this table below only to the extent that these options were exercisable within 60 days of January 27, 2017.

Shareholder	Shares Directly Owned(1)	Percent of Class
Perceptive Advisors, LLC 499 Park Avenue – 25th Floor New York, New York 10022	336,287(2)	7.7%
Renaissance Technologies LLC 800 Third Avenue New York, New York 10022	255,940(3)	5.8%
Norman H. and Sandra F. Pessin 366 Madison Avenue – 14th Floor New York, New York 10017	236,386(4)	5.4%
Bradley Louis Radoff 1177 West Loop South, Suite 1625 Houston, Texas 77027	216,878(5)	5.0%
Mark W. Sheffert**	42,430	1.0%
John R. Baudhuin**	52,260	1.2%
Terrence W. Bunge **	132,487	3.0%
Wendy D. Lynch, Ph.D.**	33,839	*
Robert E. Munzenrider**	49,180	1.1%
Hendrik Struik**	64,913	1.5%
Todd M. Austin**	44,759	1.0
Matthew S. Margolies**	42,986	1.0
Wesley W. Winnekins**	31,241	*
All directors, nominees and current executive officers as a group (9 persons)	494,095	11.0%

*	Indicates ownership of less than one percent.
**	Currently serves as executive officer or director of MGC Diagnostics Corporation.

(1)	Except as noted, all shares beneficially owned by each person as of the record date were owned of record, and each person had sole voting power and sole investment power for all such shares beneficially held. Shares directly owned includes the following shares represented by unvested restricted share grants: Mr. Sheffert – 5,333; Mr. Baudhuin – 5,333; Mr. Bunge – 5,333; Dr. Lynch – 5,333; Mr. Munzenrider – 5,333; Mr. Struik – 5,333; Mr. Austin – 3,333; Mr. Margolies – 2,500; and Mr. Winnekins – 1,666; and all directors and current executive officers as a group – 39,497.

(2)	Based on Schedule 13G filed with the SEC by Perceptive Advisors, LLC as of May 11, 2016.

(3)	Based on Schedule 13G filed with the SEC by Renaissance Technologies as of February 16, 2016.

(4)	Based on Schedule 13D filed with the SEC by Norman H. and Sandra F. Pessin on November 1, 2013.

(5)	Based on Schedule 13G filed with the SEC by Mr. Radoff as of April 29, 2016. The aggregate number of shares includes 123,688 held by Mr. Radoff individually and 93,190 shares for which Mr. Radoff shares voting and dispositive powers.

Proposal 1:
Election of Directors

The Company’s Bylaws, as amended and restated, provide that the Board of Directors will consist of the number of members last elected by a majority vote of the shareholders or by the Board of Directors, which number shall not be less than three or more than seven directors. The Board of Directors has currently set the number of directors at six. Six directors will be elected at the 2017 Annual Meeting. Each director will serve until the next annual meeting of the shareholders or until a successor has been duly elected and qualified, unless the director retires, resigns, dies, or is removed. Vacancies on the Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office. It is intended that proxies will be voted for the named nominees. Unless otherwise indicated, each nominee has been engaged in his or her present occupation as set forth below, or has been an officer with the organization indicated, for more than five years. The names and biographical information concerning the nominees are set forth below, based upon information furnished to the Company by the nominees.

The nominees listed below have consented to serve if elected. If the nominee is unable to serve for any reason, the persons named on the Company’s proxy card may vote for a substitute nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

Mark W. Sheffert, Chairman of the Board of Directors, is Chairman and Chief Executive Officer of Manchester Companies, Inc., a Board and Management Advisory firm that he founded in 1989. He has served as a Director and Chairman of MGC since September 1, 2010. Prior to that, he served as Chairman and a director of Medical Graphics Corporation from January 1997 to December 1999, when Medical Graphics Corporation was acquired by MGC (then known as Angeion), and served as a director of MGC from 2001 until October 2002. Mr. Sheffert is a nationally recognized expert in corporate governance, having served on over 50 Boards and advised over 100 boards, including boards of some of the nation’s largest financial, healthcare, manufacturing and airline industry companies, over the last 25 years. The National Association of Corporate Directors honored him for his Board service in 1999 as one of Minnesota’s Outstanding Directors and in 2009 honored him with its Outstanding Director - Lifetime Achievement Award. In 2014, Mr. Sheffert was inducted into the Minnesota Business Hall of Fame. He is a Certified Board Advisor (“CBA”) and a Certified Turnaround Professional (“CTP”) whose advisory services include fiduciary duties, governance best practices, hostile takeover defenses, dispute resolution negotiations, business strategy and capital structure, financial structure and restructuring, and merger and acquisition transactions. He serves as an expert witness in litigation cases, has authored numerous articles on these subjects, and serves as a regular columnist for three business publications.

Prior to founding Manchester, Mr. Sheffert was President at First Bank System, Inc., the country’s 8th largest bank holding company (now U.S. Bank), headquartered in Minneapolis, Minnesota. Additionally, prior to that he was President and Chief Operating Officer at North Central Insurance Company, a national life and health insurance company, headquartered in St. Paul, Minnesota. From 2009 to June of 2016, Mr. Sheffert served as a director of Allina Health Systems, Inc., a $4.0 billion revenue diversified healthcare organization. He served as Chairman of the Board of Directors of BNC CORP, a public bank holding company, from August 2004 to April 2013. Mr. Sheffert also served as a director of Health Fitness Corporation from January 2001, and Chairman from May, 2006 to March 2010, when Health Fitness Corporation was acquired by Trustmark Mutual Holding Company. Mr. Sheffert holds a Master of Science degree in Management (MSM) from The American College in Bryn Mawr, Pennsylvania and is a graduate from the University of Minnesota Carlson Graduate School of Business — Executive Program (MEP). Mr. Sheffert is 69 years old and has been a director since September 1, 2010.

As a former financial institution executive and investment banker, Mr. Sheffert has extensive experience in financial structure and restructuring and in merger and acquisition transactions. The combination of Mr. Sheffert’s prolific board governance experience, together with his experience in finance, mergers and acquisitions, healthcare, and the medical device industry, makes him uniquely qualified to serve as Chairman of the Board and as a director of the Company.

John R. Baudhuin, director, is Chief Executive Officer of California-based Mad Dogg Athletics Inc. (“MDA”), an international health and fitness company that he founded in 1994. MDA manufactures, distributes and develops fitness products and related educational programs through its offices and distribution facilities in the United States, Italy and the Netherlands and its manufacturing facilities in Colorado. With over 200,000 certified instructors and 35,000 licensed facilities, the company’s SPINNING®, Peak Pilates®, Resist-a-ball®, CrossCore®, and Ugi® brands have a presence in over 80 countries worldwide. Prior to founding MDA, Mr. Baudhuin worked as a Certified Public Accountant for Los Angeles-based Duitch, Franklin & Company, where he provided a variety of accounting, tax, consulting and strategic planning services. Mr. Baudhuin is an active member of the Young Presidents Organization (YPO) and holds a Master in Business Administration (MBA) degree from Loyola Marymount University. Mr. Baudhuin is 54 years old and has been a director since 2007.

Mr. Baudhuin’s 25 years of experience as chief executive officer of an international company that develops, manufactures, and distributes consumer products worldwide bring a strong perspective to the operational and strategic challenges MGC faces as health and wellness issues continue as important factors in the Company’s market. As a former Certified Public Accountant, Mr. Baudhuin brings additional expertise to MGC’s Audit and Compliance Committee.

Terrence W. Bunge, Vice-Chair, director, a former medical technology and device executive, currently manages a personal investment portfolio of public and private companies and funds focused on the USA, China, Vietnam, Israel and other emerging markets. From 2002 to 2009, Mr. Bunge worked for ACIST Medical Systems, a wholly owned subsidiary of Italy-based, Bracco SpA, focused on the design, development, manufacturing and sale of interventional cardiology products and services, serving most recently as the Company’s President and Chief Operating Officer. While at ACIST Medical Systems, Mr. Bunge also served as a member of the Board of Directors of: ACIST Inc., ACIST Europe, ACIST Asia, Volume Interactions and Heart Leaflet Technologies. From 2001 to 2002, Mr. Bunge served as President and Chief Operating Officer of Science Inc., a medical device company that developed disposable ambulatory infusion products. From 1997 to 1999, Mr. Bunge worked for Angeion Corporation (a predecessor to the MGC Diagnostics Corporation) where he initially served as Vice President and General Manager of the Interventional Technologies Division (“IVT”) that developed ablation catheters for the treatment of cardiac arrhythmias and led the sale of the IVT product line and intellectual property to Johnson & Johnson. Mr. Bunge then served as Angeion’s Vice President of Worldwide Sales & Marketing managing the transfer of the company’s customer relationships to ELA Medical as Angeion exited the cardiac defibrillator market. From 1980 to 1996, Mr. Bunge worked for Medtronic Inc., a leading global medical device company, in a series of positions of increasing scope and responsibility, serving most recently from 1994 to 1996, as Vice President of Far East Business Development, coordinating the strategic planning process to expand Medtronic’s businesses in the Far East, including key markets in China, India, South Korea, Taiwan, Indonesia, Thailand, the Philippines and Vietnam. Mr. Bunge holds a Bachelor of Science Degree in Electrical Engineering from the University of Michigan. Mr. Bunge is 63 years old, has been a director since December 17, 2014, and has served as Vice Chair of the Board of Directors from March 2015 to February 2016 and since December 2016.

Mr. Bunge brings to the Board a broad and extensive background in all aspects of leading and operating a medical device and technology company. His engineering, manufacturing, clinical and regulatory, marketing, sales and financial experiences, as well as operating both domestically and internationally in large and small companies add significant depth to the Board. In addition, his background and experience as a private investor, including his shareholdings in the Company of over 2%, strengthen our shareholder’s perspective on the Board.

Wendy D. Lynch, Ph.D., director, is currently President of Lynch Consulting, Ltd, which provides multi-disciplinary consulting focusing on Human Capital Management, Health and Productivity, and Program Evaluation. She is a research Fellow for the Center for Consumer Choice in Health Care at the Altarum Institute. Dr. Lynch also currently holds a position as Adjunct Associate Professor at the School of Nursing at Indiana University/Purdue University at Indianapolis. Her career includes roles as faculty at the University of Colorado Health Sciences Center, senior scientist at Health Decisions International, Vice President of HCMSGroup and principal and senior consultant at Mercer Human Resource Consulting. From 2006 through 2010, Dr. Lynch also served as executive director of an education and research foundation entitled the Health as Human Capital Foundation, a nonprofit, non-partisan think tank providing independent information for policy makers. Educated at the University of Colorado at Boulder, Dr. Lynch earned a doctorate in Research and Evaluation Methodology. Her work experience includes roles as consultant, author and educator. As a consultant, Dr. Lynch has applied her skills in research design and evaluation to several pivotal studies in the fields of health management, productivity assessment and human capital management that have resulted in more than 60 published studies and articles. Most recently, she co-authored the books, “Who Survives? How Benefits Costs are Killing your Company” and “Aligning Incentives, Information, and Choice: How to Optimize Health and Human Capital Performance.” Dr. Lynch is 55 years old and has served as a director since March 1, 2012. Dr. Lynch also serves as Chair of the Company’s Human Capital Committee.

Dr. Lynch’s educational and healthcare background and experience bring a strong human capital perspective to the Board as MGC seeks to expand beyond its traditional markets. In addition, her experience advising companies on design of compensation and benefits enable her to assist the Company in strategic HR decisions.

Robert E. Munzenrider, director, is the founder or co-founder of several e-commerce businesses. He is also the retired President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc., a national chain of retail automotive services and insurance claims processor, a position he held from 2000 to 2002. In 1999, Mr. Munzenrider served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served during part of 1999 as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce transaction processor. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc., a Fortune 500, international medical device manufacturing and marketing company. Since 2004, Mr. Munzenrider also has served as a member of the Board of Directors of Viad Corp, a company engaged in the convention services and travel services industry. Mr. Munzenrider is Chair of the Viad Audit Committee, serves on its Human Resources Committee and serves as an audit committee financial expert for Viad. Mr. Munzenrider also served as a director of ATS Medical, Inc., a medical device manufacturer, from April 2003 until August 2010; as a director of Criticare Systems, Inc. from April 2007 until April 2008; as a director of CABG Medical, Inc., a medical device company, from November 2004 until February 2006; and as lead director of Kips Bay Medical, a medical device company, from February 2011 until September 2015. Mr. Munzenrider holds a Bachelor of Science degree in Accounting (BSA) from the University of Montana. Mr. Munzenrider is 72 years old and has been a director since September 1, 2010. Mr. Munzenrider also serves as Chair of the Company’s Audit and Compliance Committee.

Mr. Munzenrider brings strong financial, executive management and board governance experience to the MGC Board. Mr. Munzenrider has held his CPA license since 1971 and has served in the position of chief financial officer for a majority of his professional career. He has also served on the boards and audit committees of a number of public companies, has a strong grasp of board governance policies and best practices, and brings additional expertise to the Company as an audit committee financial expert.

Hendrik Struik, director. Since July 2012, Mr. Struik has been an Operating Partner with the private equity firm Frazier Healthcare. He also served as the Chief Executive Officer of Labsco, a specialty healthcare business that supplies products to the healthcare industry from December 2012 to May 2016 when Labsco was acquired by McKesson Corporation. Mr. Struik also served on the Labsco Board of Directors from July 2012 until May 2016. He also serves as the Vice Chairman of the Board of Prezio Health, Inc., a privately-owned surgical solutions company. Prior to joining Frazier Healthcare, Mr. Struik served as President, Chief Executive Officer and a director from March 2009 to January 2012 for Sarnova, a privately held $400 million specialty healthcare business serving the Acute Respiratory Market and the Emergency Medicine Market. Prior to his employment at Sarnova, Mr. Struik spent over 21 years in positions of increasing scope and responsibility at Cardinal Health and predecessor companies, including Allegiance Healthcare and Baxter Healthcare, serving as President of the Respiratory and Neurocare Division of Cardinal Heath from May 2007 until February 2009. Mr. Struik’s responsibilities have included overseeing sales, manufacturing and operations as well as acquisitions, divestitures and integration of companies and business units. Mr. Struik also has substantial experience in United States and European regulatory matters. Mr. Struik holds a Master’s in Business Administration, Marketing and Finance from Kellogg Business School at Northwestern University. Mr. Struik is 50 years old and has been a director since May 30, 2012.

Mr. Struik’s significant knowledge and work experience as a chief executive officer and his experience in private equity, spanning the manufacture and sale of medical devices and the healthcare market, his experience in capital structure, and his expertise in integrating businesses and managing all aspects of complex organizations, bring financial acumen, substantial vision and experience to the Board in the Company’s core business area.

 The Board of Directors Recommends a Vote FOR the Election
of Each Nominee to the Board of Directors.

Proposal 2:
Ratification of the Appointment of
Independent Registered Public Accounting Firm

General Information

The Board of Directors recommends that the shareholders ratify the appointment of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as the independent registered public accounting firm for the Company for the fiscal year ending October 31, 2017. Baker Tilly has provided services in connection with the audit of our consolidated financial statements for the years ended October 31, 2008 through October 31, 2016.

The Company expects representatives of Baker Tilly to be present at the Annual Meeting of Shareholders and these representatives will have the opportunity to make a statement if they desire to do so. In addition, these representatives will be available to respond to appropriate questions.

During the two fiscal years ended October 31, 2016, there were no: (1) disagreements with Baker Tilly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events. The audit reports of Baker Tilly on the consolidated financial statements of the Company as of and for the years ended October 31, 2016 and 2015 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Fees Paid to Independent Registered Public Accounting Firm

The table below presents the aggregate fees billed for professional audit services and all other fees rendered by Baker Tilly for the audits of the Company’s consolidated financial statements and review of financial statements included in the Company’s Forms 10-Q, or services that are normally provided by Baker Tilly in connection with statutory and regulatory filings or engagements for the years ended October 31, 2016 and 2015, respectively.

	Year Ended October 31, 2016	Year Ended October 31, 2015
Audit Fees	$313,000	$248,000
Audit-related fees	13,000	19,000
Tax fees	50,000	61,000
All other fees	—	—
	$376,000	$328,000

Audit Fees

Audit fees are fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of the interim financial statements included in quarterly reports.

Audit-Related Fees

Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” Audit-related fees related to the audit of the Company’s 401(k) Savings Plan were $9,000 and $9,000 in fiscal 2016 and 2015, respectively. The fiscal 2016 audit-related fees include $4,000 related to filing of Form S-8 registration statement and assistance reviewing routine correspondence with the Securities and Exchange Commission. The fiscal 2015 audit-related fees include $10,000 related to the recapitalization of Medisoft, S.A.

Tax Fees

Tax fees are fees billed for professional services for tax compliance and tax advice. The Company paid Baker Tilly $50,000 and $61,000 for tax compliance services provided by Baker Tilly during fiscal 2016 and 2015, respectively.

Independence

The Audit and Compliance Committee has determined that the provision of the services described above is compatible with maintaining the independence of Baker Tilly as independent registered public accounting firm.

Audit and Compliance Committee Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

The Audit and Compliance Committee annually approves the scope and fees payable for the year-end audit to be performed by the independent registered public accounting firm for the next fiscal year. The Audit and Compliance Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm to ensure that the provision of these services does not impair the independent registered public accounting firm’s independence. The Audit and Compliance Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit and Compliance Committee pre-approved all services the Company received from Baker Tilly during the years ended October 31, 2016 and 2015.

The Board of Directors Recommends a Vote FOR Ratification of the Appointment of Baker Tilly Virchow Krause,
LLP as Independent Registered Public Accounting Firm for the fiscal year ending October 31, 2017.

CORPORATE GOVERNANCE

General

The Board of Directors is committed to sound and effective corporate governance practices. We continue to review our governance policies and practices, the provisions of the Sarbanes-Oxley Act of 2002, rules of the Securities and Exchange Commission (“SEC”) and the listing standards of The Nasdaq Stock Market (“Nasdaq”), and have implemented policies and taken actions to ensure compliance with the rules and regulations and governance best practices applicable to the Company.

Code of Ethics and Business Conduct

The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to all of the Company’s officers, directors, employees and consultants that establishes guidelines for professional and ethical conduct in the workplace. The Code also contains a special set of guidelines applicable to the Company’s senior financial officers, including the chief executive officer, chief financial officer, principal accounting officer, and others involved in the preparation of the Company’s financial reports, that are intended to ensure the ethical handling of conflicts of interest, full and fair disclosure in periodic reports filed by the Company and compliance with laws, rules and regulations concerning such periodic reporting.

Our Code of Ethics and Business Conduct, our governance policies and procedures, and our current committee charters are available to the public on our website: www.mgcdiagnostics.com. We intend to disclose (i) any amendments to, or (ii) waivers from, the Code of Ethics and Business Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions or with respect to the required elements of the Code of Ethics and Business Conduct, by disclosing the amendment or waiver on this website.

The Board, Board Committees and Meetings

Meeting Attendance. The Board of Directors meets regularly during the year to review matters affecting the Company and to act on matters requiring Board approval. Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. During fiscal 2016, the Board of Directors held a total of four regular meetings and four special meetings. Each director attended at least 75% of the meetings of the Board and committees on which that director served. At its regularly scheduled Board meetings, the Company’s directors meet in executive session without the chief executive officer present.

Committees of the Board of Directors. The Board of Directors has established an Audit and Compliance Committee, Human Capital Committee and a Governance/Nominating Committee. The composition and function of each Committee is set forth below:

Director	Audit and Compliance	Human Capital	Governance/ Nominating
John R. Baudhuin	Member	Member	Member
Terrence W. Bunge
Wendy D. Lynch, Ph.D.		Chair
Robert E. Munzenrider	Chair		Member
Mark W. Sheffert			Chair
Hendrik Struik	Member

Audit and Compliance Committee. The Audit and Compliance Committee operates under a written charter as amended December 16, 2015. The Audit and Compliance Committee reviews the Company’s internal control structure and financial reporting activities, reviews the scope of the annual audit, reviews non-audit services performed by the independent registered public accounting firm to determine and maintain auditor independence, selects the Company’s independent registered public accounting firm, reviews the Company’s audited consolidated financial statements prior to release to the public and conducts discussions with the Company’s independent registered public accounting firm each quarter in connection with their quarterly review. Baker Tilly, the Company’s independent registered public accounting firm, reports directly to the Committee. In addition, the Committee also oversees MGC management identification of major risk to the Company’s business, risk assessment, its plans for risk control or mitigation and public disclosure of these risks. On December 16, 2015, the Board of Directors expanded the charter of the Committee to include oversight duties with respect to the Company’s medical devise regulatory compliance. Each Committee member is independent as defined by the rules of the Nasdaq Stock Market and the SEC. The Company’s Board of Directors has reviewed the education, experience and other qualifications of each of the Committee members. After review, the Board of Directors has determined that Robert E. Munzenrider qualifies as an “audit committee financial expert.” The Committee held nine meetings during fiscal 2016. The Committee Charter is posted on the Company’s website at www.mgcdiagnostics.com.

Human Capital Committee. The Human Capital Committee operates under a written charter as amended March 3, 2016. Among other duties, the Human Capital Committee reviews compensation of the Company’s officers for fairness and competitiveness, determines the necessity for, and content of, any officer employment contracts, advises and recommends incentives in the form of overall corporate bonus plans and determines bonuses and grants of stock options, restricted and performance shares for the Company’s officers, and reviews the performance of the Company’s chief executive officer. The Human Capital Committee also has the authority to make awards under, and adopt and alter administrative rules and practices governing, the Company’s qualified or unqualified benefits plans, including the Company’s 2007 Stock Incentive Plan. The Human Capital Committee charter requires that this Committee consist of no fewer than two board members who satisfy the requirements of the Nasdaq Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of the Company’s Human Capital Committee meets these requirements. The Human Capital Committee held five meetings during fiscal 2016. The Human Capital Committee Charter is posted on the Company’s website at www.mgcdiagnostics.com.

Governance/Nominating Committee. The Governance/Nominating Committee is responsible for reviewing the size and composition of the Board, identifying individuals qualified to become Board members, recommending to the Board of Directors nominees to be elected at the annual meeting of shareholders, reviewing the size and composition of Board committees, facilitating Board self-assessment and reviewing and advising the Board on strategic direction and strategic management. The Committee operates under a charter approved by the Board as amended August 29, 2012, and each of its members is independent under Nasdaq listing standards. The Governance/Nominating Committee generally meets during regularly scheduled board meetings. The Charter of the Governance/Nominating Committee and the MGC Diagnostics Corporation Governance Guidelines are posted on the Company’s website at www.mgcdiagnostics.com.

Other Committees and Task Forces. From time to time, the Board has established ad hoc or special committees to oversee Company projects. During fiscal 2014, a special committee of directors Mark W. Sheffert and Hendrik Struik was formed to oversee corporate development matters, including the process that led to the August 1, 2014 acquisition of Medisoft SA.

In March 2015, the Board appointed Mr. Bunge as Vice Chair, and also appointed him as a Board representative on a newly formed Executive Committee of senior management. The Board formed the Executive Committee to guide MGC management to develop and implement a long-range strategic plan. In his Board service on this committee, Mr. Bunge (i) assisted the Board and committee to assess MGC’s current operations and strategies and (ii) assisted management to develop a five-year strategic plan for the Company. This long-term strategic plan was presented to the Board at the September 2, 2015 Board meeting. The Board then requested Mr. Bunge to continue in his capacity as Vice Chair and Board representative on the committee through the December 2015 Board meeting to assist management (i) to develop the 2016 annual operating plan and (ii) to delineate discrete action items to implement the key elements of the long-term plan in the 2016 annual operating plan.

Effective February 1, 2016, the Board determined that the Executive Committee had been successful in developing the long-term strategic plan and annual operating plan and dissolved the committee and the position of Board Vice Chair. During his service as Board representative on the Executive Committee, Mr. Bunge was compensated at a rate of $250 an hour, under the Board policy for director compensation when directors are asked to serve on special committees or task forces in their role of directors and assume significant additional duties. In addition, recognizing Mr. Bunge’s substantial contributions to the Board and Company during his service as Vice Chair and Board representative on the Executive Committee, from March 2015 through the end of January 2016, on February 1, 2016, the Board granted Mr. Bunge a three-year option to purchase 33,333 shares at a price of $6.77 per share, the fair market value on the date of the grant. These options vested immediately and expire on January 31, 2019.

In addition, during the period March through June 2016, Mr. Struik worked with members of the Company to develop the strategic plan for the Company’s Medisoft subsidiary. In connection with this, Mr. Struik visited Medisoft’s facilities in Sorinnes, Belgium and spent a significant amount of time working with management to formulate the Medisoft strategic plan.

Mr. Struik was not paid any additional cash compensation for his services in connection with these additional duties, but on May 25, 2016, the Board of Directors granted Mr. Struik a three-year option to purchase 20,000 shares at a price of $5.99 per share, the fair market value on the date of grant. These options vested immediately and expire on May 24, 2019.

In addition, in December 2016, the Board of Directors re-established the Executive Committee and appointed Mr. Bunge as Company Vice Chair. Concurrent with his reappointment as Vice Chair, Mr. Bunge stepped down from the Company’s Human Capital Committee.

Director Independence

The Board of Directors has reviewed director independence guidelines in a manner consistent with the definitions of “independence” set forth in SEC Rule 10A-3 under the Securities Exchange Act of 1934 and the rules of the Nasdaq Stock Market. In accordance with these guidelines, the Board of Directors has reviewed and considered facts and circumstances relevant to the independence of each director and director nominee and has determined that directors Baudhuin, Lynch, Munzenrider, Sheffert and Struik are “independent” under SEC Rule 10A-3 and under the rules of the Nasdaq Stock Market.

Director Nominations

The Governance/Nominating Committee of the Board of Directors is responsible for considering and selecting the nominees for election as directors at annual shareholder meetings. The Board believes a nominee should possess the highest level of professional and personal ethics and values, be free of any material conflict of interest with respect to board service, have broad experience at the policy-making level, have the ability to provide insight and practical wisdom based on experience and expertise, be an “independent director” as defined by the rules of the SEC and the Nasdaq Stock Market, be able to understand and relate to the mission, strategies, values and culture of the Company, have sufficient time to properly discharge the duties associated with serving as a director, and have experience and knowledge that will enhance or maintain a diversity of business background among board members.

In addition, the Board believes that the Company’s directors should possess certain specific qualities or skills. These include, among others, experience with publicly held companies, an understanding and background in corporate management, experience in the medical device industry, new product development experience, marketing experience, strategic planning experience, experience in mergers and acquisitions and integration, international business experience and accounting and financial experience, and for at least one director, the background and experience necessary to qualify as an “audit committee financial expert” as defined by the SEC.

The Committee does not have a formal policy regarding diversity. Nevertheless, in making its recommendations, in addition to minimum requirements of integrity, ability to make independent analytical inquiries, personal health and a willingness to devote adequate time and effort to Board responsibilities, the Committee seeks to have a Board that reflects the diversity of its business and marketplace in background, education, business experience, skills, business relationships and associations and other factors that will contribute to the Board’s governance of the Company.

The Board’s Governance/Nominating Committee is comprised of independent directors who serve as the standing committee responsible for considering and recommending director nominees to the Board of Directors. The Governance/Nominating Committee will consider qualified candidates for director that are submitted by our shareholders. Shareholders can submit qualified candidates, together with appropriate biographical information, to the Governance/Nominating Committee at: MGC Diagnostics Corporation, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127-8599. Submissions will be forwarded to the Governance and Nominating Committee for review and consideration. Any Shareholder desiring to submit a director candidate for consideration at our 2018 Annual Meeting of Shareholders must ensure that the submission is received by the Company no later than October 31, 2017 in order to provide adequate time for the Governance and Nominating Committee to properly consider the candidate. See also the dates set forth under “What is the deadline to nominate individuals for election as directors at the 2018 Annual Meeting of Shareholders?” in the section entitled “Questions and Answers About the Meeting.”

Board Leadership

The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board; however, the Board has determined that it is in the best interest of the Company’s shareholders for the roles of Chairman and CEO to be separated. The current CEO Todd M. Austin is not a member of the Board and Mark W. Sheffert serves as non-employee Chairman of the Board of Directors. Under this structure, the Chairman, in collaboration with other non-employee directors, takes an active role in establishing the Board’s governance practices, assuring an effective management team, annual budget and strategic plan including setting Board meeting agendas, establishing Board priorities and establishing processes and procedures, while the CEO is able to focus on the execution of the Company’s strategies, achievement of its goals and management of the Company’s day-to-day operations.

Board Oversight of Risk Management

MGC faces a variety of risks, including operational risk, financial risk, compliance risk, legal risk, risk to its reputation and IT risk. To date, the Board has discharged its responsibility for oversight of risk management both directly and through the Audit and Compliance Committee, which oversees the development and compliance with the Company’s Enterprise Risk Management Plan. In addition, the Board requires management to incorporate risk management considerations into the Company’s strategies and day-to-day business operations.

Contacting the Board of Directors

Any shareholder who desires to contact our Board of Directors may do so by writing to the Board of Directors, generally, or to an individual director at MGC Diagnostics Corporation, 350 Oak Grove Parkway, Saint Paul, Minnesota, 55127-8599. Communications received electronically or in writing are distributed to the full Board of Directors, a committee or an individual director, as appropriate, depending on the facts and circumstances described in the communication received. Shareholders may also communicate with members of the Board by sending an e-mail to investor@mgcdiagnostics.com.

EXECUTIVE COMPENSATION

Executive Officers of the Registrant

The executive officers of the Company and their ages at January 27, 2017, were as follows:

Todd M. Austin, age 55, was named Chief Executive Officer of MGC effective June 1, 2014. Austin joined MGC in February 2012 and served as the Company’s Executive Vice President – Global Marketing, Engineering and Corporate Strategy until he was named Chief Executive Officer. Austin is a globally recognized clinical and medical device industry expert and leader with extensive experience, spanning more than 20 years, in product development and marketing, strategic planning, business development, profit and loss responsibility and clinical consulting.

From September 2010 to February 2012, Austin provided clinical, strategic and tactical consulting services to senior management for a number of domestic and international healthcare companies, including KarmelSonix, ERT and MGC. From July 2006 to September 2010, Austin was Director of Marketing for CareFusion (now VyAire), a leading, global health care industry company, where his responsibilities included overall marketing operations for respiratory diagnostic products supporting global sales in excess of $200 million annually, while coordinating product launch planning for more than 10 global markets. Prior to VyAire Austin served as Vice President – U.S. Sales and Marketing for Zurich, Switzerland-based ndd Medical Technologies, a pulmonary diagnostic company. He also served as Group Product Manager for Yorba Linda, California-based VIASYS Healthcare and Customer/Product Support and Applications Manager for Sensor Medics Corporation. Austin holds a Bachelor of Science degree from Mount Marty College.

Matthew S. Margolies, age 54, was named President of the Company effective June 1, 2014. Margolies joined the Company in May of 2012 and served as MGC’s Executive Vice President – Global Sales and Service until he was named President. Margolies has built a career of more than 20 years in the respiratory diagnostics industry.

Prior to joining MGC, Margolies was employed by Cardinal Health, where he served as Senior Vice President of Sales and Marketing of the company’s Nuclear Pharmacy team from August 2010 through May 2012. Prior to Cardinal Health, Margolies worked with CardioNet, Inc. as Senior Vice President of Sales and Marketing, from January 2009 through August 2010, generating substantial growth in CardioNet’s Cardiac Telemetry business. Before CardioNet, Margolies served for four years in a number of positions of increasing responsibility with VIASYS Healthcare, where he ultimately became Division President for the Respiratory Diagnostics group leading the company’s Worldwide Respiratory Diagnostics team. In his role with VIASYS he was responsible for the growth in the Respiratory Diagnostics space that was a component of the $1.6 billion acquisition of VIASYS by Cardinal Health (now VyAire). From 1993-2004, Margolies held Sales and Marketing leadership roles with Covidien Health / Mallinckrodt Imaging. Margolies holds a Bachelor’s degree in Business Administration/Marketing from Ramapo College of New Jersey.

Wesley W. Winnekins, age 55, became Chief Financial Officer and Chief Risk Officer effective February 1, 2016. Winnekins joined the Company as Executive Vice President, Finance and Corporate Development and Chief Financial Officer on February 1, 2013, and also served as Chief Financial Officer and Chief Operating Officer from June 1, 2014 until January 31, 2016.

The Board named Mr. Winnekins as Chief Risk Officer as part of its efforts to strengthen the Company’s accounting and risk management processes and enable MGC to anticipate and meet the challenges of operating a global business with international manufacturing and distribution.

Prior to joining the Company, Mr. Winnekins served as Chief Financial Officer of Snap Fitness, Inc., a multi-national franchisor of 24/7 express fitness clubs from February 2011 to October 2012. Prior to that, he was employed by Health Fitness Corporation from February 2001 to December 2010, serving as Executive Vice President, Finance and Operations from March 2010 to December 2010, and as Chief Financial Officer and Treasurer from February 2001 to February 2010. Prior to working at Health Fitness Corporation, Mr. Winnekins served in finance and management capacities for several public and private companies, including health and fitness companies, from October 1987 to February 2001. From May 1985 to October 1987, Mr. Winnekins served in the audit practice at Arthur Andersen. Mr. Winnekins received a Bachelor’s degree in Business Administration with a major in Accounting from Iowa State University and has passed the CPA exam.

Executive Compensation Philosophy and Objectives of Compensation Program

Our philosophy with respect to the compensation of Executive Officers is based upon the following principles established by the Human Capital Committee:

Executive Compensation Policy

Executive talent and performance are critical to the success of the Company. Executive compensation at MGC is designed to provide a competitive compensation opportunity relative to similar medical instrument and device companies, in a manner aligned with business performance and shareholder returns. The Company uses base salaries, an annual incentive plan and equity grants to accomplish these objectives, and performs regular benchmarking analyses against comparable companies to anchor its practices firmly in the competitive market. When assessing the market competitiveness of our compensation programs, we review third-party surveys and publicly available data relating to a specific group of companies.

Base Salary

The Company has adopted a policy that Base Salaries would be administered in a range set around the median of comparable companies, based primarily on individual experience, performance against objectives and other contributions, while taking into account the overall financial health of the Company.

Annual Incentive Plan

The Company’s 2016 annual incentives were linked to achievement of key business objectives through the establishment of the 2016 Management Incentive Plan described below. Payouts were available under the 2016 Management Incentive Plan when threshold performance goals, established by the Board, were met. Upon achievement of all business objectives for a year, payouts are intended to be competitive in the industry. Substantial overachievement against all performance-based goals established by the Board creates a payout opportunity within the upper quartile of comparable companies.

Results of 2016 Say-on-Pay Vote and Board of Directors and Management Share Ownership

At our 2016 Annual Meeting of Shareholders, of the shares voting on the Say-on-Pay Advisory Vote on Executive Compensation, approximately 97.8% of shares were voted in favor of our executive compensation, 1.6% voted against and less than 1% abstained.

As part of our ongoing shareholder communications, our Board of Directors believes that our shareholders would like to see increased share ownership by members of management and the Board of Directors. The Board of Directors believes that share ownership is an important factor aligning the interest of management and Board members with the Company shareholders and in 2011 adopted the share guideline set forth in this section. As noted below under “Compensation of Directors,” a significant portion of director compensation is paid in Company stock, and our non-employee directors have the ability to receive stock in lieu of a portion of their Board retainer fees.

We also granted equity awards to our executive management team in each of fiscal 2014, 2015 and 2016. As described below in the Section “Equity Compensation and Long-Term Equity Incentive Plan,” the Board has adopted a long-term equity incentive policy designed to increase ownership by members of management.

Equity Compensation and Long-Term Equity Incentive Plan

The Human Capital Committee believes that equity-based compensation promotes and encourages long-term successful performance by our Named Executive Officers that is aligned with the organization’s goals and the generation of shareholder value. Our equity compensation goals for our Named Executive Officers are based upon principles including aligning the interests of shareholders and executives, providing meaningful retention incentives and reflecting each individual’s experience, performance and potential.

Our 2007 Stock Incentive Plan allows us the opportunity to grant a variety of equity awards, including stock options, restricted stock, restricted stock units, and other performance-based awards. In the recent past, we have granted primarily restricted stock and stock options. We have typically granted stock to executive officers at the commencement of their employment, and then, based on performance, we have considered additional grants. The number of shares granted to an executive officer upon commencement of employment has been based on several factors, including the executive’s responsibilities, experience and the value of the stock at the time of grant. Additional grants after the initial grant may be made following a significant change in job responsibility or in recognition of performance.

The Human Capital Committee selects the type of equity awards to be granted to our executive officers based on its assessment of the advantages provided by each award and share availability. The Human Capital Committee also considers the forms and amounts of outstanding equity awards held by our named executive officers, the financial accounting and tax treatment on the Company, and the tax treatment to our named executive officers, in determining the form and amount of equity compensation to award.

In December 2015, we provided a short term incentive to each of our executive officers to continue to achieve strong revenue growth in the form of performance options to purchase 4,435 shares, with vesting reliant on attainment of a revenue goal for the quarter ended January 31, 2016. These options lapsed without vesting.

In September 2016, we provided long-term incentive compensation for our executive officers in the form of a stock option grant. The grants were as follows:

Name	Title	Stock Options Granted
Todd M. Austin	Chief Executive Officer	40,000
Matthew S. Margolies	President	40,000
Wesley W. Winnekins	Chief Financial Officer & Chief Risk Officer	40,000

Each of the stock option grants vest over a three year term on the first, second and third anniversaries of the grant.

Adjustments for Significant Events

The Company’s performance-based compensation plans require that when special events (such as significant one-time revenue events, charges for corporate development or merger and acquisition expenses, acquisitions, divestitures, capital gains, or other adjustments) significantly affect operating results, this impact will be reviewed and evaluated by the Human Capital Committee when determining the level of achievement of the corporate performance objectives. Human Capital Committee review is required if the impact represents an amount that is five percent or greater of the Company’s prior year results for the corporate performance objectives. This provision benefits shareholders by allowing management to make decisions of material strategic importance without undue concern or conflict for impact on compensation. These adjustments can have both a positive and negative impact.

Clawback Policy

Under the Company incentive program policies, all incentive payments are subject to clawback to the extent required by federal law.

Overview of Compensation Process

Elements of In-Service Compensation and Relationship to Objectives

We also provide the executive officers and other members of management with other benefits available to our employees generally, such as health, life, dental and disability insurance and participation in a 401(k) Plan.

Determining Executive Compensation and Design of Compensation Programs

Prior to June 2014, in setting base salaries, our chief executive officer made compensation recommendations to the Human Capital Committee with respect to the executive officers and other members of management who reported to him, including the establishment of incentive plans. These executive officers were not present at the time of these deliberations. In connection with the June 1, 2014 management changes, the Human Capital Committee recommended and the full Board approved the new compensation arrangements described below under “June 2014 Agreements with New Executive Officers.”

Consistent with its overall compensation philosophy, the Human Capital Committee recommended and the Board approved and adopted the 2016 Management Incentive Plan described below. The 2016 Management Incentive Plan provided for the payment of cash compensation to eligible employees, including the Company’s executive officers, upon achievement of predetermined objectives.

Use of Compensation Consultant

Under the Human Capital Committee’s charter, the Committee has the authority to retain, at the Company’s expense, independent counsel or other advisers as it deems necessary to carry out its responsibilities. Over the past several years, the Human Capital Committee engaged 21-Group, a national compensation consulting firm to report to it on the following matters:

●	Level and structure of Board compensation;

●	Compensation for new executive officers;

●	Long-term incentive compensation.

●	Director and officer shareholder ownership guidelines.

As part of this engagement, 21-Group provided information to the Human Capital Committee on compensation practices for both executive officers and boards of directors. This included information about public companies generally as well as public companies of comparable size and in various industries, including healthcare. The engagement of 21-Group was recommended by the Company Board of Directors and 21-Group reported directly to the Human Capital Committee.

2016 Management Incentive Plan

On December 15, 2015, the Board of Directors, upon recommendation from the Human Capital Committee, approved the MGC Diagnostics Corporation 2016 Management Incentive Plan (the “2016 Management Incentive Plan”). The Board established target performance goals for the Company’s three executive officers: Chief Executive Officer Todd M. Austin, President Matthew S. Margolies, and Chief Financial Officer and Chief Risk Officer Wesley W. Winnekins. The fiscal 2016 annual performance goals with respect to each of these officers were related to revenues and operating income (before taxes, interest and 2016 Management Incentive Plan payments). If the Company met the 2016 Management Incentive Plan targets in each of revenue and operating income, Mr. Austin, Mr. Margolies, and Mr. Winnekins would have received incentive plan cash payments equal to 35%, 30%, and 30% of their respective base salaries. The fiscal 2016 targets were $39.2 million in consolidated revenue and $3.6 million in pre-incentive operating income. In order for management to be eligible for any payouts, the Company must have achieved threshold in each of revenue and operating income. The Board of Directors retained discretion under the 2016 Management Incentive Plan to make incentive plan cash payments in amounts higher or lower than would otherwise be required under the 2016 Management Incentive Plan. In addition, all payments under the 2016 Management Incentive Plan were subject to “clawback” to the extent required by federal law. The Company did not achieve threshold in both consolidated revenue and operating income and no bonuses were awarded.

2017 Management Incentive Plan

The Board of Directors has not yet adopted a “2017 Management Incentive Plan.”

Accounting and Tax Considerations

We have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and these benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive officer is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We have no individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

Equity Granting Process

Traditionally, the Company has issued stock options or restricted stock grants in connection with the appointment of new executive officers and other key employees, effective as of the first day of employment. We have also periodically awarded stock awards to our executive officers and other key salaried employees in conjunction with the review of their individual performance. These stock awards are approved by the Human Capital Committee or the Board of Directors. The Human Capital Committee’s policy is to grant all equity awards to employees under shareholder-approved equity compensation plans, such as our 2007 Stock Incentive Plan.

Summary of Cash and Certain Other Compensation

The following table shows information concerning compensation earned for services in all capacities for (i) Chief Executive Officer Todd M. Austin, (ii) President Matthew S. Margolies, and (iii) Chief Financial Officer and Chief Risk Officer Wesley W. Winnekins (together referred to as our “Named Executive Officers”) for the fiscal years ended October 31, 2016 and 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Todd M. Austin, Chief Executive Officer(3)	2016 2015	300,000 300,000	— —	144,849 163,500	— 35,000	64,970 96,293	509,849 594,793

Matthew S. Margolies, President(4)	2016 2015	285,000 285,000	— —	144,849 163,500	— 35,000	20,802 26,617	450,651 510,117

Wesley W. Winnekins Chief Financial Officer and Chief Risk Officer(5)	2016 2015	245,000 245,000	— —	144,849 163,500	— 35,000	20,488 20,575	410,337 464,075

(1)	Messrs. Austin, Margolies and Winnekins were each awarded stock options in 2016 to each acquire 40,000 shares, vesting over a three-year period. Messrs. Austin, Margolies and Winnekins were each awarded performance options on December 15, 2015 to each acquire 4,435 shares vesting January 31, 2016 if performance criteria were attained. These lapsed without vesting. Messrs. Austin, Margolies and Winnekins were each awarded stock options in 2015 to each acquire 50,000 shares, vesting over a three-year period. The tabled amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)	Represents discretionary amounts paid under the 2015 Management Incentive Plan.

(3)	All Other Compensation for Mr. Austin included taxable fringe benefits for commuting and living expenses of $40,524 and $60,138 for 2016 and 2015, respectively; gross up of the tax on taxable fringe benefits of $11,227 and $19,805 for 2016 and 2015, respectively, health and dental coverage of $12,592 and $12,066 for 2016 and 2015, respectively, and other compensation of $627 and $4,284 for 2016 and 2015, respectively.

(4)	All Other Compensation for Mr. Margolies included health and dental coverage of $2,020 and $12,066 for 2016 and 2015, respectively; an auto allowance of $8,400 for each of 2016 and 2015; a matching contribution on the 401(k) of $9,756 and $5,557 for 2016 and 2015, respectively; and other compensation of $627 and $594 for 2016 and 2015, respectively.

(5)	All Other Compensation for Mr. Winnekins included health and dental coverage of $12,592 and $12,066 for 2016 and 2015, respectively; matching contribution under the Company’s 401(k) program of $7,269 and $7,915 for 2016 and 2015, respectively and other compensation of $627 and $594 for 2016 and 2015, respectively.

Outstanding Equity Awards as of October 31, 2016

The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers as of October 31, 2016:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(4)
Mr. Austin(1)	6,666	3,334	9.12	6/1/2021	3,333	25,097
	16,667	33,333	6.07	5/28/2022
	—	40,000	7.05	9/8/2023

Mr. Margolies(2)	5,000	2,500	9.12	6/1/2021	2,500	18,825
	16,667	33,333	6.07	5/28/2022
	—	40,000	7.05	9/8/2023

Mr. Winnekins(3)	3,333	1,667	9.12	6/1/2021	1,666	12,545
	16,667	33,333	6.07	5/28/2022
	—	40,000	7.05	9/8/2023

(1)	Outstanding unvested Options Awards for Mr. Austin vest 3,334 on June 1, 2017, 16,667, and 16,666 on May 28, 2017 and 2018, respectively and 13,333, 13,333 and 13,334 on September 8, 2017, 2018 and 2019, respectively. Outstanding Stock Awards for Mr. Austin vest 3,333 on June 1, 2017.

(2)	Outstanding unvested Option Awards for Mr. Margolies vest 2,500 on June 1, 2017, 16,667, and 16,666 on May 28, 2017 and 2018, respectively and 13,333, 13,333 and 13,334 on September 8, 2017, 2018 and 2019, respectively. Outstanding Stock Awards for Mr. Margolies vest 2,500 on June 1, 2017.

(3)	Outstanding unvested Option Awards for Mr. Winnekins vest 1,667 on June 1, 2017, 16,667, and 16,666 on May 28, 2017 and 2018, respectively and 13,333, 13,333 and 13,334 on September 8, 2017, 2018 and 2019, respectively. Outstanding Stock Awards for Mr. Winnekins vest 1,666 on June 1, 2017.

(4)	This column shows the Market Value of the unvested shares listed at a closing price of $7.53 on October 31, 2015.

Director Compensation

The following table sets forth certain information regarding the compensation the Company paid to its non-employee directors for services rendered during the fiscal year ended October 31, 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards($)(i)	Total ($)
Mr. Baudhuin	53,000	32,000	—	85,000
Mr. Bunge	58,083	32,000	66,666	156,749
Dr. Lynch	48,007	36,993	—	85,000
Mr. Munzenrider	58,000	32,000	—	90,000
Mr. Sheffert	66,000	37,000	—	103,000
Mr. Struik	10,511	66,989	33,800	111,300

The Company does not have non-equity incentive plans or nonqualified deferred compensation plans for non-employee directors. Accordingly, these columns have been omitted from the Director Compensation Table.
(i) The tabled amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718

In fiscal 2016, each non-employee director received an annual retainer of $35,500 ($8,875 per quarter) and a retainer for committee service ($10,000 for Audit and Compliance Committee, $7,500 for Human Capital Committee and $2,500 for Governance and Nominating Committee). Board, Audit and Compliance Committee and Human Capital Committee Chairpersons receive additional annual retainers of $33,000, $10,000 and $7,500, respectively. Mr. Bunge received additional compensation of $12,563 for his service described above under “The Board, Board Committees and Meetings - Other Committees and Task Forces.” Each non-employee director received a grant of 5,333 shares, reflected in the table above, as a portion of his or her current year board compensation. These grants were valued at $32,000, were issued on the date of the MGC Diagnostics Corporation 2016 Annual Meeting of Shareholders and will vest on March 16, 2017.

The Board of Directors holds regular quarterly board meetings and a special meeting in connection with the Company’s Annual Meeting of Shareholders. During fiscal 2016, the Board of Directors had four regular, quarterly meetings, a special meeting in connection with the Company’s 2016 Annual Meeting of Shareholders and three additional special meetings.

Each non-employee director had the ability to elect to receive up to $10,000 of his or her quarterly cash retainer paid in MGC shares in lieu of cash. Three of the Company’s non-employee directors elected to receive some or all of their quarterly directors’ retainer fees in this manner. As a result, values for “Fees Earned or Paid in Cash” are lower and “Stock Awards” are higher for Dr. Lynch in the amount of $4,993; Mr. Sheffert in the amount of $5,000 and Mr. Struik in the amount of $34,989, than they otherwise would have been. The value shown is the number of shares awarded valued at the market price on its grant date.

Fiscal 2017 Director Compensation

For fiscal 2017, as in fiscal 2016, each non-employee director will receive an annual retainer of $35,500, ($8,875 per quarter). Members of the Audit and Compliance Committee will receive an additional $2,500 quarterly retainer, members of the Human Capital Committee will receive an additional $1,875 quarterly retainer and members of the Governance/Nominating Committee will receive an additional $625 quarterly retainer. Board, Audit and Compliance Committee and Human Capital Committee Chairs will receive additional annual retainers of $33,000, $10,000 and $7,500, respectively. The Board believes this will enable the Board and Committees to continue to meet as often as necessary, including calling special meetings without concern that the additional meetings would result in additional expense for the Company.

In addition, as in prior years, on the date of the 2017 Annual Meeting of Shareholders, the Company intends to grant each non-employee director restricted shares of the Company’s common stock with a value of $32,000, vesting on the earlier of (i) one year from the date of grant and (ii) the date of the Company’s 2018 Annual Meeting of Shareholders. In addition, the Board is continuing the Stock in Lieu of Board Fees Policy to enable each director to elect to receive up to $10,000 of that director’s quarterly retainer in MGC stock, similar to the program that operated in fiscal 2016.

Compensation of Officers and Related Matters

June 2014 Agreements with New Executive Officers

The Company appointed Todd M. Austin as Chief Executive Officer, effective June 1, 2014. Mr. Austin received an annual base salary of $300,000. On June 1, 2014 he was issued a restricted stock grant for 10,000 shares and a stock option grant for 10,000 shares, each of which will vest in equal installments on the first, second and third anniversary of June 1, 2014. To the extent the Board adopts a 2017 Management Incentive Plan, Mr. Austin be eligible for participation.

The Company appointed Matthew S. Margolies as President, effective June 1, 2014. Mr. Margolies received an annual base salary of $285,000. On June 1, 2014 he was issued a restricted stock grant for 7,500 shares and a stock option grant for 7,500 shares, each of which will vest in equal installments on the first, second and third anniversary of June 1, 2014. To the extent the Board adopts a 2017 Management Incentive Plan, Mr. Margolies be eligible for participation.

The Company appointed Wesley W. Winnekins as Chief Operating Officer and Chief Financial Officer, effective June 1, 2014. On February 2, 2016, Mr. Winnekins began serving as Chief Risk Officer and the Board eliminated the position of Chief Operating Officer. Mr. Winnekins received an annual base salary of $245,000. On June 1, 2014 he was issued a restricted stock grant for 5,000 shares and a stock option grant for 5,000 shares, each of which will vest in equal installments on the first, second and third anniversary of June 1, 2014. To the extent the Board adopts a 2017 Management Incentive Plan, Mr. Winnekins be eligible for participation.

The Company entered into Employment Agreements dated as of June 1, 2014 with each of these officers. The respective Employment Agreements memorialize the salaries and equity awards described above. Each Employment Agreement also provides that if the Executive’s employment is terminated by the Company without Cause, and the Executive executes a general release of claims against the Company and otherwise complies with his respective Employment Agreement, the Company will pay Executive the following compensation:

●	If the Executive has been in his position with the Company for up to three years, the Company will pay an amount equivalent to six months of Executive’s Base Compensation immediately prior to termination;

●	If Executive has been in his position with the Company for more than three but less than six years, the Company will pay the Executive an amount equivalent to twelve months of Executive’s Base Compensation immediately prior to termination;

●	If Executive elects COBRA continuation upon termination of employment, the Company will pay the Executive for the Employer’s portion of the premium cost during the time Executive remains eligible under COBRA and is receiving Base Compensation with the method of payment to be determined by the Company;

●	After six years of employment, the Company will pay no compensation to Executive upon this termination;

●	Bonuses earned but unpaid at the termination date will be at the discretion of the Board. Bonuses will not be prorated for a partial year; and

●	The method of payment, whether lump sum or periodic, will be at the Company’s sole discretion.

The Company entered into Change-in-Control Agreements with each of these three executive officers. Under these respective agreements, if the executive employment is terminated during a period of 12 months following a change in control of the Company (i) by the Company other than for cause or (ii) by the executive for good reason, as those terms are defined in the agreement, then he will be entitled to a lump sum payment equal to 12 months of his currently effective base salary, as well as a prorated portion of target bonus if actual targets are met, with this bonus to be paid when other plan bonuses are paid.

Share Ownership Guidelines for Directors and Executive Officers.

The MGC Board has adopted share ownership guidelines for Board members and executive officers. These share ownership guidelines, as currently in effect are as follows:

Position	Share Ownership Guidelines
Non-employee Director	One and one-half times annual compensation
Executive Officers	One and one-half times annual basic compensation

Directors and Executive Officers are expected to achieve these ownership levels, or make substantial progress toward achieving these ownership levels, within five years of their beginning Board or Executive Officer service.

PROPOSAL 3:
ADVISORY VOTE approving EXECUTIVE COMPENSATION

Provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) require public companies to hold advisory (non-binding) votes on executive compensation. Consistent with the requirements applicable to MGC under the Dodd-Frank Act, the Board of Directors is asking shareholders to cast an advisory vote approving the named executive officer compensation as described in this proxy statement.

As described in detail in the section entitled “Executive Compensation – Executive Compensation Philosophy and Objective of Compensation Program,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. We encourage our shareholders to read the Executive Compensation section of this proxy statement for a more detailed discussion of our executive compensation programs, including information about the fiscal year 2016 compensation of our Named Executive Officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of MGC Diagnostics Corporation approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission in MGC’s proxy statement for the 2017 Annual Meeting of Shareholders.

Approval of this Proposal 3 requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on this Proposal 3. Although this advisory vote is not binding on the Human Capital Committee or the Board of Directors, the Human Capital Committee will carefully consider the outcome of the vote and take into consideration concerns raised by shareholders when determining future compensation arrangements.

The Board of Directors Recommends Shareholders Vote FOR Proposal 3:

Advisory Vote Approving Executive Compensation.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

The Audit and Compliance Committee of the Board of Directors, in accordance with its charter, reviewed and discussed the audited consolidated financial statements with management and Baker Tilly Virchow Krause, LLP, our independent registered public accounting firm. Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America.

In this context, the Audit and Compliance Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit and Compliance Committee that the Company’s consolidated financial statements as of and for the fiscal year ended October 31, 2016 were prepared in accordance with generally accepted accounting principles, and the Audit and Compliance Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

The Audit and Compliance Committee has discussed with the independent registered public accounting firm matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the independent registered public accounting firm provided to the Audit and Compliance Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications to the Audit and Compliance Committee concerning independence. The Audit and Compliance Committee and the independent registered public accounting firm have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures.

Additionally, the Audit and Compliance Committee reviewed and pre-approved the services provided by Baker Tilly other than audit services and considered whether the provision of these other services by Baker Tilly is compatible with maintaining its independence. In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit and Compliance Committee believes that the non-audit services provided by the independent registered public accounting firm are compatible with, and did not impair, auditor independence.

The Audit and Compliance Committee also discussed with Baker Tilly the overall scope and plans for their fiscal 2016 audit. The Audit and Compliance Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit and Compliance Committee referred to in the charter, the Audit and Compliance Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended October 31, 2016, as filed with the Securities and Exchange Commission.

Fiscal 2016 Members of the Audit and Compliance Committee

Robert E. Munzenrider          John R. Baudhuin          Hendrik Struik

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 26, 2011, the Company adopted a related-party transaction policy applicable to any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company is a participant in which a related party has a direct or indirect interest. The policy defines “related party” to include (i) all directors and executive officers of the Company, (ii) any nominee for director, (iii) any holder of more than five percent of the Company’s common stock, or (iv) an immediate family member of any of these parties. The Audit and Compliance Committee of the Board must approve any Related-Party Transaction subject to the policy, after making a determination that the related-party transaction is beneficial to the Company and the terms of the related-party transaction are fair to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended October 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Other Matters

As of the date of this Proxy Statement, management knows of no other matters that may come before the 2017 Annual Meeting. However, if matters other than those referred to above should properly come before the 2017 Annual Meeting, the individuals named on the enclosed proxy card intend to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Mark W. Sheffert
Chairman of the Board of Directors

MGC DIAGNOSTICS CORPORATION
350 OAK GROVE PARKWAY
ST. PAUL, MINNESOTA 55127-8599

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors

Nominees

01 Mark W. Sheffert	02 John R. Baudhuin 03 Terrence W. Bunge 04 Wendy D. Lynch, Ph.D. 05 Robert E. Munzenrider
06 Hendrik Struik

The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain

2 Ratification of the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the fiscal year ended October 31, 2017.							☐	☐	☐

3 An advisory vote approving named executive officer compensation.							☐	☐	☐

NOTE: THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2 and 3. PLEASE SIGN, DATE AND RETURN THIS PROXY FORM.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report to Shareholders, Notice of Annual Meeting and Proxy Statement is/are available at www.proxyvote.com

MGC DIAGNOSTICS CORPORATION 2017 ANNUAL MEETING OF SHAREHOLDERS Wednesday, March 22, 2017 3:30 p.m. CDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark W. Sheffert and Robert E. Munzenrider, or either of them, with power of substitution to each, as attorneys and proxies, and hereby authorizes them to represent the undersigned at the Annual Meeting of Shareholders of MGC Diagnostics Corporation to be held at the Company’s offices located at 350 Oak Grove Parkway, Saint Paul, Minnesota, on Wednesday, March 22, 2017 at 3:30 p.m. CDT, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of common stock of MGC Diagnostics Corporation held of record by the undersigned on January 27, 2017, and that the undersigned would be entitled to vote at the Annual Meeting, hereby revoking all former proxies.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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